Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS AMERICA PUBLIC #10 LTD.

THIS AMENDMENT NO. 1 to AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS AMERICA PUBLIC #10 LTD. (this “Amendment”), dated as of July 26, 2016, is entered into and effectuated by Atlas Resources, LLC (f/k/a Atlas Resources, Inc.), a Pennsylvania limited liability company and the general partner of Atlas America Public #10 Ltd., a Pennsylvania limited partnership (the “Partnership”), pursuant to authority granted to it in Section 8.05(b)(iii) of the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership, dated as of November 20, 2001 (as amended from time to time, the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

RECITALS:

WHEREAS, Section 8.05(b)(iii) of the Limited Partnership Agreement provides that the Managing General Partner may, without the consent of the Participants, amend the Limited Partnership Agreement in any way the Managing General Partner deems necessary or desirable to, among other things, satisfy any requirements, conditions, guidelines, options, or elections contained in any opinion, directive, order, ruling, or regulation of the SEC, the IRS, or any other federal or state agency, or in any federal or state statute, compliance with which it deems to be in the best interest of the Partnership;

WHEREAS, Sections 15-8532(a)(4) and (5) of the Pennsylvania Revised Uniform Limited Partnership Act (the “Act”), permit an election to be made in a limited partnership agreement to provide that the bankruptcy of the general partner of the limited partnership will not cause the general partner to cease to be the general partner of the limited partnership;

WHEREAS, the Managing General Partner has determined that (i) it is necessary and desirable to elect under Sections 15-8532(a)(4) and (5) of the Act to provide that Atlas shall not cease to serve as the Managing General Partner upon the happening of any event described in Sections 15-8532(a)(4) or 15-8532(a)(5) of the Pennsylvania Revised Uniform Limited Partnership Act, (ii) amending the Limited Partnership Agreement as set forth herein does not materially and adversely affect the interests or rights of Participants, and (iii) it is in the best interest of the Partnership to effect this Amendment to provide for such changes.

AMENDMENT:

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Partnership Agreement is hereby amended as follows:

1. Section 4.04(a)(1) of the Limited Partnership Agreement is amended to add the following sentence to the end of the subsection:

For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, Atlas shall not cease to serve as Managing General Partner upon the happening of any event described in Section 15-8532(a)(4) or 15-8532(a)(5) of the Pennsylvania Revised Uniform Limited Partnership Act.

2. Section 7.01(b)(ii) of the Limited Partnership Agreement is amended to read in its entirety as follows: “(ii) any event that causes the dissolution of a limited partnership under the Pennsylvania Revised Uniform Limited Partnership Act, other than any such event that would not cause the dissolution of the Partnership pursuant to the terms of this Agreement, including any event described in Sections 15-8532(a)(4) or 15-8532(a)(5) of the Pennsylvania Revised Uniform Limited Partnership Act.”

B. Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS AMERICA PUBLIC #10 LTD.

By:	Atlas Resources, LLC, its Managing General Partner

By:	/s/ Freddie M. Kotek
Name:	Freddie M. Kotek
Title:	President and CEO

Amendment No. 1 to Amended and Restated Certificate and Agreement of Limited Partnership of Atlas America Public #10 Ltd.

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